SCIENTIFIC LEARNING CORPORATION ACTUAL AND PRO FORMA CONDENSED BALANCE SHEETS (In thousands)

	Actual September 30, 2001	Pro Forma * September 30, 2001
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,721	$ 7,721
Investments in government securities	1,183	1,183
Accounts receivable, net	4,126	4,126
Prepaid expenses and other receivables	1,573	1,573

Total current assets	9,603	14,603

Property and equipment, net	2,460	2,460
Other assets	8,728	8,728

TOTAL ASSETS	$ 20,791	$ 25,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 682	$ 682
Accrued liabilities	2,745	2,781
Deferred revenue	5,537	5,537

Total current liabilities	8,964	9,000

Borrowings under bank line of credit	11,000	11,000
Other liabilities	50	50

Total liabilities	20,014	20,050

Stockholders’ equity:
Common stock	68,228	73,192
Accumulated deficit	(67,451)	(67,451)

Total stockholders’ equity	777	5,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 20,791	$ 25,791

* This pro forma balance sheet is a non-GAAP presentation of the balance sheet as at September 30, 2001. It reflects the impact on the September 30, 2001 balance sheet of the net proceeds of the sale of 4,000,000 shares of the Company’s common stock to Warburg, Pincus Ventures, LP at a price of $1.25 per share, for an aggregate purchase price of $5 million, which transaction closed on Nov. 30, 2001. No other changes in the Company’s assets, liabilities or stockholders’ equity since September 30, 2001 are reflected in the pro forma balance sheet.